Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-144945-01

*ABS NEW ISSUE* $750mm GE CAPITAL CREDIT CARD TRUST 2009-3    NON-TALF

LEAD: BAS.

PUBLIC, ERISA, NON-TALF

TICKER:  GEMNT 2009-3 A

CLS	AMT(mm)	M/F	WAL	E.FINAL	L.FINAL	BENCH	YIELD
A	750.0	Aaa/AAA	1.98	09/15/11	09/15/14	EDSF+ 130	2.557

Pricing :	2:45pm
Expected Settle :	09/21
First Payment Date :	10/15/09

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you  the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com.  The securities may not be suitable for all investors.  Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.